Exhibit 21.1

Subsidiaries of Hortonworks, Inc.

Pachydermworks, C.V. (Bermuda)

Hortonworks, B.V. (Netherlands)

Hortonworks UK Limited (United Kingdom)

Hortonworks Data Platform India Private Limited (India)

Hortonworks GmbH

Yertleworks, LLC

Pachydermworks, LLC

Hortonworks Korea

Agniv, Inc. dba XA Secure